                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-28537


P R O S P E C T U S
-------------------

                           MERRILL LYNCH & CO., INC.
      S&P 500 MARKET INDEX TARGET-TERM SECURITIES(SM) DUE SEPTEMBER 16, 2002
                                 ("MITTS(R)")

     On March 14, 1997, Merrill Lynch & Co., Inc. (the "Company") issued an aggregate principal amount of $175,000,000 (17,500,000 Units) of S&P 500 Market Index Target-Term Securities due September 16, 2002 (the "Securities" or "MITTS"). Each $10 principal amount of Securities will be deemed a "Unit" for purposes of trading and transfer at the Securities Depository described below. Units will be transferable by the Securities Depository, as more fully described below, in denominations of whole Units.

  The Securities are debt securities of the Company, which were being issued in denominations of $10 and integral multiples thereof, will bear no periodic payments of interest and will mature on September 16, 2002. At maturity, a beneficial owner of a Security will be entitled to receive, with respect to each Security, the principal amount thereof plus an interest payment, if any (the "Supplemental Redemption Amount"), based on the percentage increase, if any, in the S&P 500 Composite Stock Price Index (the "Index") over the Starting Index Value. The Supplemental Redemption Amount will in no event be less than zero. The Securities are not redeemable or callable by the Company prior to maturity. At maturity, a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, however, there will be no other payment of interest, periodic or otherwise.

  The Supplemental Redemption Amount payable with respect to a Security at maturity will equal the product of (A) the principal amount of the applicable Security, (B) the percentage increase from the Starting Index Value to the Ending Index Value, and (C) the Participation Rate. The Starting Index Value equals 813.65 which was the closing value of the Index on the date the Securities were priced by the Company for initial sale to the public (the "Pricing Date"). The Ending Index Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Index on certain days, or, if certain events occur, the closing value of the Index on a single day prior to the maturity of the Securities. The Participation Rate equals 101%.

  FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT WHICH WILL BE PAID AT MATURITY, THE CALCULATION AND THE COMPOSITION OF THE INDEX, AND CERTAIN TAX CONSEQUENCES TO BENEFICIAL OWNERS OF THE SECURITIES, SEE "DESCRIPTION OF SECURITIES" AND "THE INDEX", RESPECTIVELY, IN THIS PROSPECTUS. FOR OTHER INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

  Ownership of the Securities will be maintained in book-entry form by or through the Depository. Beneficial owners of the Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein.

  The Securities have been listed on the New York Stock Exchange under the symbol "MIM".

                                  ____________
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.   ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ____________

  This Prospectus has been prepared in connection with the Securities and is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of the Company, in connection with offers and sales related to market-making transactions in the Securities. MLPF&S may act as principal or agent in such transactions. The Securities may be offered on the New York Stock Exchange, or off such exchange in negotiated transactions, or otherwise. Sales will be made at prices related to prevailing prices at the time of sale. The distribution of the Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                  ____________
                              MERRILL LYNCH & CO.
                                  ____________
                  THE DATE OF THIS PROSPECTUS IS JULY 7, 1997.

     (R)"MITTS" is a registered service mark and (SM)"Market Index Target-Term Securities" is a service mark of Merrill Lynch & Co., Inc.

  STANDARD & POOR'S CORPORATION ("S&P") DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 27, 1996, Quarterly Report on Form 10-Q for the period ended March 28, 1997, and Current Reports on Form 8-K dated January 13, 1997, January 27, 1997, February 25, 1997, March 14, 1997, April 15, 1997, May 2, 1997, May 30, 1997 and June 3, 1997 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the maturity of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN

OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LAWRENCE M. EGAN, JR., CORPORATE SECRETARY'S OFFICE, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER
(212) 602-8435.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           MERRILL LYNCH & CO., INC.

  Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Asset Management, LP and Fund Asset Management, LP together constitute one of the largest mutual fund managers in the world and provide investment advisory services. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products AG, and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing currency exchange trading facilities and other related services.

  The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

                            YEAR ENDED LAST FRIDAY IN DECEMBER    THREE MONTHS
ENDED
                                1992  1993   1994  1995  1996     MARCH 28, 1997
                                ----  ----   ----  ----  ----     --------------
Ratio of earnings
to fixed charges . . . . . .     1.3   1.4    1.2   1.2   1.2         1.2

          For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                                  RISK FACTORS

PAYMENT AT MATURITY


  Supplemental Redemption Amount May be Zero. Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value, beneficial owners of the Securities will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the issue date and the maturity date of the Securities exceeded the Starting Index Value.

  Yield may be Below Market Interest Rates on the Pricing Date. A beneficial owner of the Securities may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the Pricing Date if the Company issued non-callable senior debt securities with a similar maturity as that of the Securities. The return of principal of the Securities at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

  Yield on Securities will not Reflect Dividends. The Index does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Index to the maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period.

  State Law Limit on Interest Paid. Because the 1983 Indenture provides that the Securities will be governed by and construed in accordance with the laws of New York, certain usury laws of New York State may apply. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Securities in which $2,500,000 or more has been invested. While the Company believes that New York law would be given effect by a state or Federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). It is suggested that prospective investors consult their personal advisors with respect to the applicability of such laws. The Company will covenant for the benefit of the Holders of the Securities, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Securities.

TRADING

  The Securities have been listed on the New York Stock Exchange under the symbol "MIM". There is little precedent to indicate how the Securities will trade in the secondary market or whether such market will be liquid.

  It is expected that the trading value of the Securities in the secondary market will be affected by the creditworthiness of the Company and by a number of other factors. The trading value of the Securities is expected to depend substantially on the extent of the appreciation, if any, of the Index over the Starting Index Value. If, however, Securities are sold prior to the maturity date at a time when the Index exceeds the Starting Index Value, the sale price may be at a substantial discount from the amount expected to be payable to the beneficial owner if such excess of the Index over the Starting Index Value were to prevail until maturity of the Securities because of the possible fluctuation of the Index between the time of such sale and the time that the Ending Index Value is determined. Furthermore, the price at which a beneficial owner will be able to sell Securities prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Index is below, equal to, or not sufficiently above the Starting Index Value. A discount could also result from rising interest rates.

  In addition to the value of the Index, the trading value of the Securities may be affected by a number of interrelated factors, including the creditworthiness of the Company and those factors listed below. The relationship among these factors is complex, including how these factors affect the relative value of the principal amount of the

Securities to be repaid at maturity and the value of the Supplemental Redemption Amount, if any. Accordingly, investors should be aware that factors other than the level of the Index are likely to affect the Securities' trading value. The expected effect on the trading value of the Securities of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

  Interest Rates. Because the Securities repay at a minimum the principal amount thereof at maturity, the trading value of the Securities will likely be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Securities is expected to decrease. If U.S. interest rates decrease, the trading value of the Securities is expected to increase. Interest rates may also affect the U.S. economy, and, in turn, the value of the Index. Rising interest rates may lower the value of the Index and, thus, the Securities. Falling interest rates may increase the value of the Index and, thus, may increase the value of the Securities.

  Volatility of the Index. If the volatility of the Index increases, the trading value of the Securities is expected to increase. If the volatility of the Index decreases, the trading value of the Securities is expected to decrease.

  Time Remaining to Maturity. The Securities may trade at a value above that which may be inferred from the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to maturity of the Securities. As the time remaining to maturity of the Securities decreases, however, this time premium is expected to decrease, thus decreasing the trading value of the Securities. In addition, the price at which a beneficial owner may be able to sell Securities prior to maturity may be at a discount, which may be substantial, from the principal amount of the Securities if the value of the Index is below, equal to, or not sufficiently above the Starting Index Value.

  Dividend Rates in the United States. If dividend rates on the stocks comprising the Index increase, the value of the Securities is expected to decrease. Conversely, if dividend rates on the stocks comprising the Index decrease, the value of the Securities is expected to increase. However, in general, rising U.S. corporate dividend rates may increase the value of the Index and, in turn, increase the value of the Securities. Conversely, falling U.S. dividend rates may decrease the value of the Index and, in turn, decrease the value of the Securities.

  The impact of the factors specified above, excluding the value of the Index, may offset, partially or in whole, any increase in the trading value of the Securities that is attributable to an increase in the value of the Index. For example, an increase in U.S. interest rates may cause the Securities to trade at a discount from their initial offering price, even if the Index has appreciated significantly. In general, assuming all relevant factors are held constant, the effect on the trading value of the Securities of a given change in interest rates, Index volatility and/or dividend rates of stocks comprising the Index is expected to be less if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities. The effect on the trading value of the Securities of a given appreciation of the Index in excess of the Starting Index Value is expected to be greater if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities, assuming all other relevant factors are held constant.

THE INDEX

  The value of the Index and the Supplemental Redemption Amount, if any, may be adversely affected by political, economic and other developments that affect the stocks underlying the Index.

OTHER CONSIDERATIONS

  It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances.

  Investors should also consider the tax consequences of investing in the Securities and should consult their tax advisors.

     MLPF&S or its affiliates may from time to time engage in transactions involving the stocks underlying the Index for their proprietary accounts and for other accounts under their management, which may influence the value of such stocks and therefore the value of the Securities. MLPF&S and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Securities. Accordingly, under certain circumstances, conflicts of interest may arise between MLPF&S's responsibilities as Calculation Agent, as defined below, with respect to the Securities and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Securities, Merrill Lynch & Co., Inc., and with the interests of the holders of the Securities.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Securities are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The Securities will mature on September 16, 2002.

     While at maturity a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. (See "Payment at Maturity" below.)

     The Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the Securities, beneficial owners of the Securities may accelerate the maturity of the Securities, as described under "Description of Securities Events of Default and Acceleration" in this Prospectus.

     The Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

     At maturity, a beneficial owner of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value does not exceed the Starting Index Value, a beneficial owner of a Security will be entitled to receive only the principal amount thereof.

     At maturity, a beneficial owner of a Security will be entitled to receive, with respect to each such Security, (i) the principal amount thereof ($10 for each Unit) and (ii) the Supplemental Redemption Amount equal in amount to:

Principal Amount X Ending Index Value-Starting Index Value X Participation Rate
                   ---------------------------------------
                             Starting Index Value


provided, however, that in no event will the Supplemental Redemption Amount be less than zero. The Starting Index Value equals 813.65, which was the closing value of the Index on the date the Securities were priced by the Company for initial sale to the public (i.e., the Pricing Date). The Participation Rate equals 101%. The Ending Index Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent") and will equal the average (arithmetic mean) of the closing values of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrences of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Securities.

     The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $10 principal amount of Securities, (ii) the total rate of return to beneficial owners of the Securities, (iii) the pretax annualized rate of return to beneficial owners of Securities and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.80% per annum, as more fully described below).

  HYPOTHETICAL ENDING   PERCENTAGE CHANGE      TOTAL AMOUNT         TOTAL RATE OF         PRETAX           PRETAX ANNUALIZED
     INDEX VALUE         OVER THE STARTING   PAYABLE AT MATURITY      RETURN ON        ANNUALIZED RATE     RATE OF RETURN OF
     -----------           INDEX VALUE         PER $10 PRINCIPAL     THE SECURITIES     OF RETURN ON       STOCKS UNDERLYING
                           -----------             AMOUNT OF         --------------    THE SECURITIES(1)          THE
                                                   SECURITIES                          -----------------       INDEX(1)(2)
                                                   ----------                                                  -----------
        406.83               -50%                  $10.00               0.00%             0.00%                -10.43%
        488.19               -40%                  $10.00               0.00%             0.00%                 -7.30%
        569.56               -30%                  $10.00               0.00%             0.00%                 -4.60%
        650.92               -20%                  $10.00               0.00%             0.00%                 -2.23%
        732.29               -10%                  $10.00               0.00%             0.00%                 -0.12%
        813.65(3)              0%                  $10.00               0.00%             0.00%                  1.80%
        895.02                10%                  $11.01              10.10%             1.76%                  3.56%
        976.38                20%                  $12.02              20.20%             3.37%                  5.18%
      1,057.75                30%                  $13.03              30.30%             4.87%                  6.69%
      1,139.11                40%                  $14.04              40.40%             6.26%                  8.10%
      1,220.48                50%                  $15.05              50.50%             7.56%                  9.41%
      1,301.84                60%                  $16.06              60.60%             8.79%                 10.66%
      1,383.21                70%                  $17.07              70.70%             9.95%                 11.83%
      1,464.57                80%                  $18.08              80.80%            11.05%                 12.95%
      1,545.94                90%                  $19.09              90.90%            12.10%                 14.01%
      1,627.30               100%                  $20.10             101.00%            13.09%                 15.02%
      1,708.67               110%                  $21.11             111.10%            14.04%                 16.00%
      1,790.03               120%                  $22.12             121.20%            14.95%                 16.83%

___________

(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amount reflecting the current relative weights of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the relevant hypothetical Ending Index Value; (iii) a constant dividend yield of 1.80% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a term for the Securities from March 14, 1997 to September 16, 2002; and (vi) a final Index value equal to the Ending Index Value. The aggregate dividend yield of the stocks underlying the Index as of March 10, 1997 was approximately 1.80%.

(3) This is the Starting Index Value.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein.

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

     If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

     "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

     (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading in 100 or more of the securities included in the Index, or

     (ii) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index which are traded on the Chicago Mercantile Exchange or (B) option contracts related to the Index which are traded on the Chicago Board Options Exchange, Inc.

     For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

DISCONTINUANCE OF THE INDEX

     If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by S&P or such other entity for the Index and calculate the Ending Index Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the Securities.

     If S&P discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

     If S&P discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (i) the determination of the Ending Index Value and (ii) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Securities.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each $10 principal amount thereof, will be equal to: (i) the initial issue price ($10), plus (ii) an additional amount of contingent interest calculated as though the date of early repayment were the maturity date of the Securities. See "Description of Securities Payment at Maturity" in this Prospectus. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Securities.

     In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 6.75% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount has been made or duly provided for.

DEPOSITORY

     Upon issuance, all Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository, registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Purchases of Securities must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

     So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, Beneficial Owners in a Global Security will not be entitled to have the Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payment of the principal of, and any Supplemental Redemption Amount with respect to, Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Securities representing such Securities. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or any Supplemental Redemption Amount in respect of a Global Security, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by

Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

     If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Securities.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Securities will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                                   THE INDEX

     All disclosure contained in this Prospectus regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by S&P. Neither the Company nor the Underwriter takes any responsibility for the accuracy or completeness of such information.

GENERAL

     The Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of December 31, 1996, the 500 companies included in the Index represented approximately 88% of the aggregate Market Value of common stocks traded on The New York Stock Exchange; however, these 500 companies are not the 500 largest companies listed on The New York Stock Exchange and not all of these 500 companies are listed on such exchange. As of December 31, 1996, the aggregate market value of the 500 companies included in the Index represented approximately 71% of the aggregate market value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that Company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of December 31, 1996, the 500 companies included in the Index were divided into 105 individual groups. These individual groups comprised the following four main groups of companies (with the number of companies currently included in each group indicated in parentheses):
Industrials (381), Utilities (40), Transportation (12) and Financial (67). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

COMPUTATION OF THE INDEX

     S&P currently computes the Index as of a particular time as follows:

     (1) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "Market Value" of such stock);

     (2) the Market Value of all component stocks as of such time (as determined under clause (1) above) are aggregated;

     (3) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

     (4) the mean average Market Values of all such common stocks over such base period (as determined under clause (3) above) are aggregated (such aggregate amount being referred to as the "Base Value");

     (5) the aggregate Market Value of all component stocks as of such time (as determined under clause (2) above) is divided by the Base Value; and

     (6) the resulting quotient (expressed in decimals) is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of Securities upon maturity or otherwise.

     S&P adjusts the foregoing formula to negate the effect of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase thereof by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

              Old Base Value X New Market Value  = New Base Value
                               ----------------
                               Old Market Value


     The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

LICENSE AGREEMENT

     S&P and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Securities, and the Company is an authorized sublicensee thereof.

     The license agreement between S&P and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this Prospectus:

     "The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to Merrill Lynch Capital Services, Inc. and the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the Securities. S&P has no obligation to take the needs of the Company or the Holders of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities."

                                  OTHER TERMS

GENERAL

     The Securities were issued as a series of Senior Debt Securities under the Indenture (the "Senior Indenture"), dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Senior Indenture is filed as an exhibit to the registration statements relating to the Securities. The following summaries of certain provisions of the Senior Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Senior Indenture, including the definition therein of certain terms.

     The Senior Indenture provides that series of Senior Debt Securities may from time to time be issued thereunder, without limitation as to aggregate principal amount, in one or more series and upon such terms as the Company may establish pursuant to the provisions thereof.

     The Senior Indenture provides that the Senior Indenture and the Securities are governed by and construed in accordance with the laws of the State of New York.

     The Senior Indenture provides that the Company may issue Senior Debt Securities with terms different from those of Senior Debt Securities previously issued, and "reopen" a previously issued series of Senior Debt Securities and issue additional Senior Debt Securities of such series.

     The Senior Debt Securities are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of Senior Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

     The Company may not, and may not permit any Subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Indenture) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of the incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding Senior Debt

Securities will be secured equally and ratably with such secured indebtedness.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

     The Indenture provides that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Senior Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.


MERGER AND CONSOLIDATION

     The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the principal of (and premium, if any) and interest on the Senior Debt Securities and the performance and observance of all of the covenants and conditions of the Senior Indenture to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Senior Indenture.


MODIFICATION AND WAIVER

     Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Senior Debt Securities of each series issued pursuant to such indenture and affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts payable on, any Senior Debt Security or any premium payable on the redemption thereof, or change the Redemption Price; (b) reduce the principal amount of, or the interest or Additional Amounts payable on, any Senior Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity;
(c) change place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any Senior Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security; (e) reduce the percentage in principal amount of the Outstanding Senior Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Senior Debt Securities necessary to waive any past default to less than a majority. No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for Subordinated Debt Securities may adversely affect the rights of any holder of Senior Indebtedness without the consent of such Holder. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Senior Debt Securities of any series may, with respect to such series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions thereof.

EVENTS OF DEFAULT

     Under the Senior Indenture, the following will be Events of Default with respect to Senior Debt Securities of any series: (a) default in the payment of any interest or Additional Amounts payable on any Senior Debt Security of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any Senior Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture for the benefit of such series or in the Senior Debt Securities of such series, continued for 60 days after written notice as provided in the Senior Indenture;
(e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. The Trustee or the Holders of 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Senior Debt Securities of that series) of all Outstanding Senior Debt Securities of that series and the interest due thereon and Additional Amounts payable in respect thereof, if any to be due and payable immediately if an Event of Default with respect to Senior Debt Securities of such series shall occur and be continuing at the time of such declaration. At any time after a declaration of acceleration has been made with respect to Senior Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Senior Debt Securities of any series may be waived by the Holders of a majority in principal amount of all Outstanding Senior Debt Securities of that series, except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts payable on any Senior Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected.

     The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Senior Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture. Before proceeding to exercise any right or power under the Senior Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Senior Indenture.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Solely for purposes of applying final Treasury regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the Securities, the Company has determined that the projected payment schedule for the Securities will consist of payment on the maturity date of the principal amount thereof and a Supplemental Redemption Amount equal to $4.3254 per Unit. This represents an estimated yield on the Securities equal to 6.64% per annum (compounded semiannually).

     The projected payment schedule (including both the projected Supplemental Redemption Amount and the estimated yield on the Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Securities), and is not a prediction of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Unit of the Securities during each accrual period over the term of the Securities based upon the projected payment schedule for the Securities (including both the projected Supplemental Redemption Amount and the estimated yield equal to 6.64% per annum (compounded semiannually)) as determined by the Company for purposes of the application of the Final Regulations to the Securities:

                                                          TOTAL INTEREST DEEMED
                                                          TO HAVE ACCRUED ON
                                     INTEREST DEEMED TO   SECURITIES AS OF END
                                   ACCRUE DURING ACCRUAL    OF ACCRUAL PERIOD
          ACCRUAL PERIOD             PERIOD (PER UNIT)         (PER UNIT)
          --------------           ---------------------  ---------------------
     March 14, 1997 through
          March 16, 1997.........           $0.0018                 $0.0018
     March 17, 1997 through
          September 16, 1997.....           $0.3338                 $0.3356
     September 17, 1997 through
          March 16, 1998.........           $0.3413                 $0.6769
     March 17, 1998 through
          September 16, 1998.....           $0.3545                 $1.0314
     September 17, 1998 through
          March 16, 1999.........           $0.3662                 $1.3976
     March 17, 1999 through
          September 16, 1999.....           $0.3785                 $1.7761
     September 17, 1999 through
          March 16, 2000.........           $0.3909                 $2.1670
     March 17, 2000 through
          September 16, 2000.....           $0.4040                 $2.5710
     September 17, 2000 through
          March 16, 2001.........           $0.4173                 $2.9883
     March 17, 2001 through
          September 16, 2001.....           $0.4312                 $3.4195
     September 17, 2001 through
          March 16, 2002.........           $0.4456                 $3.8651
     March 17, 2002 through
          September 16, 2002.....           $0.4603                 $4.3254

      ____________
     Projected Supplemental Redemption Amount = $4.3254 per Unit

     Investors in the Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Office of the Corporate Secretary, 100 Church Street, New York, New York 10080.


                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1996 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating

Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 27, 1996 included in the 1996 Annual Report to Stockholders of the Company, and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche llp, as set forth in their reports included as an exhibit to the Registration Statement or incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data appearing or incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche llp given upon their authority as experts in accounting and auditing.

     With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche llp have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche llp are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act"), for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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